SCHEDULE 14A INFORMATION
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NetIQ Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
November 14, 2002
1:00 p.m.

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NetIQ Corporation, a Delaware corporation (the “Company”), will be held on Thursday, November 14, 2002, at 1:00 p.m., local time, at the Company’s headquarters at 3553 North First Street, San Jose, California 95134, for the following purposes:

1.    To elect Charles M. Boesenberg, Alan W. Kaufman, and Elijahu Shapira to Class I of the Board of Directors, to serve until the Annual Meeting of Stockholders in 2005 or until their successors are duly elected and qualified; to elect David J. Barram to Class II of the Board of Directors, to serve until the Annual Meeting of Stockholders in 2003 or until his successor is duly elected and qualified; and to elect Michael E. Lehman to Class III of the Board of Directors, to serve until the Annual Meeting of Stockholders in 2004 or until his successor is duly elected and qualified.

2.    To ratify the appointment of Deloitte & Touche LLP as independent certified public accountants of the Company for the fiscal year ending June 30, 2003; and

3.    To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on Friday, September 27, 2002, are entitled to notice of and to vote at the meeting and any adjournment thereof.

All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose or, for our holders of record of common stock, utilize the convenient option of voting by telephone or via the internet.

YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

For the Board of Directors

NETIQ CORPORATION

Betsy E. Bayha
Secretary

San Jose, California
October 10, 2002

YOUR VOTE IS IMPORTANT

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE OR UTILIZE THE CONVENIENT OPTION OF VOTING BY TELEPHONE OR VIA THE INTERNET.

NETIQ CORPORATION

PROXY STATEMENT FOR THE
2002 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of NetIQ Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, November 14, 2002, at 1:00 p.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s headquarters at 3553 North First Street, San Jose, California 95134. The main telephone number is (408) 856-3000. When proxies are properly dated, executed, and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for the election of the nominees for directors set forth herein; for the ratification of the appointment of Deloitte & Touche LLP as independent certified public accountants as set forth herein; and, at the discretion of the proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These proxy solicitation materials and the Annual Report to Stockholders for the year ended June 30, 2002, including financial statements, were first mailed on or about October 10, 2002 to stockholders entitled to vote at the Annual Meeting.

Record Date and Shares Outstanding

Stockholders of record at the close of business on September 27, 2002 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, the Company had issued and outstanding and entitled to vote 50,727,343 shares of common stock.

Revocability of Proxies

Any proxy given pursuant to the solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to NetIQ Corporation at 3553 North First Street, San Jose, California 95134, Attention: Secretary, or hand-delivered to the Secretary of the Company at or before the taking of the vote at the Annual Meeting.

Voting

Each share of common stock outstanding on the Record Date is entitled to one vote. Votes by stockholders will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions in the counting of votes, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of shares present and entitled to vote with respect to the particular proposal on which the stockholder has abstained. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of shares present and entitled to vote with respect to the particular proposal on which the broker has expressly not voted. The Company intends to treat broker non-votes in this manner.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K, WITHOUT EXHIBITS THERETO, FOR THE FISCAL YEAR ENDED JUNE 30, 2002, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ACCOMPANIES EACH COPY OF THIS PROXY STATEMENT MAILED TO STOCKHOLDERS. STOCKHOLDERS MAY OBTAIN, FOR THE COST OF COPYING, A COPY OF ANY EXHIBITS THERETO BY WRITING: NETIQ CORPORATION, 3553 NORTH FIRST STREET, SAN JOSE, CALIFORNIA 95134, ATTENTION: INVESTOR RELATIONS.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by the Company. In addition, the Company may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers, and employees, personally or by telephone, telegram, facsimile, email, or other means of communication. No additional compensation will be paid for such services.

Deadline for Receipt of Stockholder Proposals for 2003 Annual Meeting

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proper proposals for inclusion in the Company’s Proxy Statement and for consideration at the next Annual Meeting of Stockholders by submitting their proposals to the Company in a timely manner. In order to be included in the Company’s proxy material for the 2003 Annual Meeting, stockholders’ proposals must be received by the Company no later than June 12, 2003, and have complied with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. In addition, the Company’s proxy for the 2003 Annual Meeting of Stockholders may grant the holder thereof discretionary authority to vote on any stockholder proposals brought before such meeting for which notice was received by the Company after August 16, 2003.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s bylaws provide for a Board of nine directors, and the Company’s certificate of incorporation provides that the Board of Directors be divided into three classes as nearly equal in number as possible. The term of the Class I directors expires in 2002, the term of the Class II directors expires in 2003, and the term of the Class III directors expires in 2004. Currently there is one vacancy in Class III.

Charles M. Boesenberg, Alan W. Kaufman, and Elijahu Shapira, the three current Class I directors, are nominated for re-election by the Board of Directors. David J. Barram, who was appointed by the Board in September 2002 to fill a vacancy in Class II, and Michael E. Lehman, who was appointed by the Board in April 2002 to fill a vacancy in Class III, are each nominated by the Board of Directors for election by the Company’s stockholders. Class I directors elected at the Annual Meeting will hold office for a three-year term expiring in 2005, the Class II director elected at the Annual Meeting will hold office for the remainder of the Class II term which expires at the Annual Meeting in 2003, and the Class III director elected at the Annual Meeting will hold office for the remainder of the Class III term which expires at the Annual Meeting in 2004, or, in each case, until such director’s successor is duly elected and qualified. Directors in Class II and Class III not being re-elected this year will continue in office for the remainder of their terms as indicated below.

Unless authority to so vote is withheld, proxies received pursuant to this solicitation will be voted for the election of the nominees named. If any of the nominees should for any reason not be available for election, proxies will be voted for the election of the remaining nominees and such substitute nominees as may be designated by the Board of Directors.

Class I Nominees for Election at the Annual Meeting

Charles M. Boesenberg, age 54, was named Chairman of the Board of Directors in August 2002, and joined NetIQ as President, Chief Executive Officer, and a director in January 2002. From March 2000 to January 2002, he was President of Post PC Ventures, managing private investments. From December 1998 to February 2000, Mr. Boesenberg served as President and Chief Executive Officer of Integrated Systems, Inc., a provider of embedded systems software. Before joining Integrated Systems, Mr. Boesenberg was President and Chief Executive Officer of Magellan Corporation, which was the surviving corporation of a merger with Ashtech, Inc., a position that he assumed in January 1995 with Ashtech. Magellan specializes in satellite navigation and communication products. Mr. Boesenberg has held senior executive positions with a number of leading high-technology companies including IBM and Apple Computer, Inc. Mr. Boesenberg served as a member of the Board of Directors of Symantec Corporation, a provider of Internet security technology, from June 1994 until September 12, 2002, but did not participate in Symantec board meetings after assuming his position with NetIQ. Mr. Boesenberg currently serves as a member of the Board of Directors of Epicor Software, a provider of client/server financial accounting systems. Mr. Boesenberg holds a B.S. in mechanical engineering from the Rose Hulman Institute of Technology and a M.S. in business administration from Boston University.

Alan W. Kaufman, age 64, has been a director of NetIQ since August 1997. Mr. Kaufman served as a director of QueryObject Systems, a developer and marketer of proprietary business intelligence software, from October 1997 to March 2002. He also served as QueryObject Systems’ Chairman of the Board from May 1998 to October 1999, and as the President and Chief Executive Officer from October 1997 to December 1998. From December 1996 to October 1997, Mr. Kaufman was an independent consultant. From April 1986 to December 1996, Mr. Kaufman held various positions at Cheyenne Software, most recently as Executive Vice President of Worldwide Sales. Mr. Kaufman was the founding President of the New York Software Industry Association and currently serves on the Executive Committee of their Board of Directors. He is on the Board of Trustees for Outward Bound USA. Mr. Kaufman holds a B.S. in electrical engineering from Tufts University.

Elijahu Shapira, age 36, is a director of NetIQ, and he served as Chief Strategy Officer of NetIQ after WebTrends Corporation was acquired in March 2001 until September 2001. Mr. Shapira co-founded WebTrends Corporation and served as its Chief Executive Officer from December 1997 until March 2001 and as a director from September 1993 until March 2001. From September 1994 to November 1995 and from November 1996 to December 1998, he served as WebTrends’ Vice President and Secretary. Before founding WebTrends, Mr. Shapira was the product development manager for the anti-virus product line at Central Point Software. Prior to Central Point, he served as the Vice President of Business Development for Carmel Software Engineering, a network security and encryption products company.

Class II Nominee for Election at the Annual Meeting

David J. Barram, age 58, joined the Board of Directors of NetIQ in September 2002. In 1996 he was appointed Administrator of the General Services Administration by President Clinton and served until 2001. From 1993 to 1996 he was Deputy Secretary and Chief Operating Officer of the U.S. Department of Commerce. A 24-year veteran of Silicon Valley, Mr. Barram played a key role in shaping and implementing the federal government’s technology initiatives while in senior positions at Apple Computer, Silicon Graphics, Inc., and Hewlett-Packard. In 1985, he joined Apple Computer as Vice President of Finance and Chief Financial Officer and also held the positions of Vice President of Corporate Affairs and Vice President of Corporate Communications. In 1983, he served as the first Chief Financial Officer of Silicon Graphics. Mr. Barram also serves as a board member of the National Center for Education & the Economy, Pope & Talbot, Inc., Pallino Pastaria, Inc., Green Order, Inc. and the non-profit Fed Search Foundation. Mr. Barram holds a B.A. from Wheaton College and a M.B.A. from Santa Clara University.

Class III Nominee for Election at the Annual Meeting

Michael E. Lehman, age 52, was appointed a director of NetIQ in April 2002. During the past 15 years, Mr. Lehman held various management positions at Sun Microsystems, Inc., a provider of computer systems and professional support services. While at Sun, he served as Executive Vice President from July 2002 until his resignation from his employment position in September 2002. From July 2000 to July 2002, he served as Executive Vice President, Corporate Resources and Chief Financial Officer, and as Vice President, Corporate Resources and Chief Financial Officer from January 1998 to July 2000. He served as Vice President and Chief Financial Officer from February 1994 to January 1998. Mr. Lehman held various positions in the finance organization of Sun from August 1987 to February 1994. Prior to his tenure at Sun, Mr. Lehman was a senior manager in the San Francisco office of PricewaterhouseCoopers, the international accounting firm, where he was responsible for audits of multinational entities. Mr. Lehman has served on the Board of Directors of MGIC Investment Corporation, a mortgage insurance company, since April 2001; and on the Board of Directors of Mercator Software, Inc., a software development company, since April 2002. Mr. Lehman has been nominated to begin serving on the Board of Directors of Sun Microsystems, Inc. Mr. Lehman holds a B.S. in accounting from the University of Wisconsin-Madison.

Directors Continuing in Office in Class II

Michael J. Maples, age 60, has been a director of NetIQ since the acquisition of Mission Critical in May 2000 and served as a director of Mission Critical from April 1999 until May 2000. Mr. Maples currently manages private investments. From April 1988 to July 1995, Mr. Maples held various management positions at Microsoft Corporation, the most recent of which was Executive Vice President of the Worldwide Products Group and a member of the office of the president. Prior to that, he served as a Director of Software Strategy for IBM. He also serves as a director of J.D. Edwards & Company, an enterprise software provider, and Lexmark International, Inc., a developer, manufacturer and supplier of printing solutions. Mr. Maples is also a member of the Board of Visitors for the Engineering School at the University of Oklahoma and the College of Engineering Foundation Advisory Council at the University of Texas at Austin. Mr. Maples holds a B.S. degree in electrical engineering from the University of Oklahoma and a M.B.A. degree from Oklahoma City University.

Ying-Hon Wong, age 45, co-founded NetIQ in June 1995 and has served as a director since its inception. Since January 1991, Mr. Wong has been a General Partner of Wongfratris Investment Company, a venture investment firm. Since March 2002, Mr. Wong has served as Chairman and Chief Executive Officer of Musambi Corporation, a developer and marketer of productivity tools for IT operations managers. Mr. Wong holds a B.S. in electrical engineering and industrial engineering from Northwestern University and a M.B.A. from the Wharton School of Business at the University of Pennsylvania.

Director Continuing in Office in Class III

Ching-Fa Hwang, age 54, has served as a director since he co-founded NetIQ in June 1995. He served as its President and Chief Executive Officer from inception to January 2002, and as its Chairman of the Board from January 2002 to July 2002. From June 1995 to March 1999, Mr. Hwang also served as Chief Financial Officer of NetIQ. From September 1994 to June 1995, Mr. Hwang served as the Vice President of Research at Compuware, a developer of information systems software. From August 1993 to September 1994, Mr. Hwang served as the Vice President of Technical Services and General Manager at the EcoSystems Business Group of Compuware. In May 1991, Mr. Hwang co-founded EcoSystems Software, a client/server management software provider, and served as its Vice President of Engineering from its inception until its sale to Compuware in August 1993. Mr. Hwang holds a B.S. in electrical engineering from National Taiwan University and a M.S. in computer science from the University of Utah.

Vote Required and Board of Directors’ Recommendation

The three Class I nominees who receive the greatest number of votes will be elected to serve as Class I directors, the Class II nominee who receives the greatest number of votes will be elected to serve as a Class II director, and the Class III nominee who receives the greatest number of votes will be elected to serve as a Class III director. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINATED DIRECTORS.

Board Meetings and Committees

The Company’s Board of Directors held four regular meetings, one special meeting and authorized two actions by unanimous written consent during the fiscal year ended June 30, 2002. No incumbent director during fiscal 2002 attended fewer than seventy-five percent (75%) of the aggregate of (i) the total number of meetings of the Board of Directors held during the period in which such person was a director and (ii) the total number of meetings held by all committees of the Board of Directors on which such person served during the period in which such person served as a member. The Board of Directors has standing Audit, Compensation, and Nominating Committees.

The Audit Committee was established in May 1999, and the current members are David J. Barram (effective September 18, 2002), Alan W. Kaufman, Michael E. Lehman (effective April 26, 2002), and Ying-Hon Wong. Each of the members of the Audit Committee is independent as defined under The National Association of Securities Dealers, Inc. listing standards. The Audit Committee held four meetings during fiscal 2002. The members met with the Company’s independent auditors after fiscal year-end to discuss the audit approach and results.

The Compensation Committee was established in March 1999, and the current members are Alan W. Kaufman, Michael J. Maples, and Ying-Hon Wong. The Compensation Committee authorized seventeen actions by written consent during fiscal 2002. The purposes of the Compensation Committee are to review and make recommendations concerning the compensation to be paid or provided to the Company’s executive officers and directors, the aggregate compensation of all employees of the Company, and the terms of compensation plans of all types.

The Nominating Committee was established in May 2000 and its current members are Alan W. Kaufman and Ying-Hon Wong. The Committee held no meetings during fiscal 2002. The purpose of the Nominating Committee is to review and make recommendations to the Board of Directors concerning the nomination of incumbent directors and new candidates to stand for election to, or be appointed by, the Board. In fiscal 2002, the Committee members reviewed the qualifications of candidates to fill the existing vacancies on the Board and recommended that two new directors be appointed to serve on the Board of Directors.

The Nominating Committee will consider director nominees recommended by the Board and stockholders. A stockholder wishing to nominate a candidate must file a written notice of the nomination or candidacy with the Secretary of the Corporation not less than 90 days prior to the election of directors. When submitting a recommendation to the Secretary, the stockholder must send biographical and other information about the candidate, together with a statement of the candidate’s qualifications and any other data supporting the recommendation. If it is determined that the candidate has no conflict of interest or directorships with other companies that would disqualify the candidate from serving as a director of the Corporation, the candidate’s name will be presented to the Nominating Committee for consideration.

Director Compensation

In fiscal 2002, the Company reimbursed each member of the Company’s Board of Directors for out-of-pocket expenses incurred in connection with attending Board meetings. No other cash compensation was paid to directors in fiscal 2002 for Board service. In fiscal 2003, the Company will continue to reimburse each member of the Company’s Board of Directors for out-of-pocket expenses incurred in connection with attending Board meetings and, in addition, will pay non-employee members of the Board of Directors an annual retainer of $20,000 and an additional $2,500 per committee meeting attended, up to a maximum of $30,000 in the aggregate for all Board and committee services during the year.

The Company’s Amended and Restated 1995 Stock Plan was amended as of September 16, 2002, to change the terms of the automatic option grants to directors as follows: (i) each individual who becomes a non-employee director is granted an option to purchase 30,000 shares of common stock; and (ii) each continuing non-employee director will be granted an additional option to purchase 7,500 shares of common stock following each annual meeting of stockholders. Each option granted to a non-employee director under this program will vest over three years, with 25% vesting on the first anniversary of the vesting commencement date, 25% on the second anniversary of the vesting commencement date, and 50% on the third anniversary of the vesting commencement date, subject to each non-employee director individually continuing to be a non-employee director on such date. The options will have a term of five years, and the exercise price will be 100% of the fair market value per share of common stock on the date of grant.

In addition to the standard automatic option grants made to directors under the NetIQ 1995 Stock Plan, current directors have received the following additional option grants.

In August 1997, an option was granted to Alan W. Kaufman as a director to purchase up to 66,666 shares of common stock at an exercise price of $0.30 per share with vesting in equal annual installments over four years. The option was fully vested in August 2001.

In November 1998, the Board granted an option to Ying-Hon Wong in his capacity as a director to purchase up to 53,333 shares of common stock with an exercise price of $1.50 per share. Because of Mr. Wong’s contractual obligations with Wongfratris Investment Company, the option was issued in the name of Wongfratris Investment Company. In January 1999, this option was exercised in full subject to a right of repurchase in favor of NetIQ. As this option was fully vested in May 2001, there are no shares subject to repurchase by the Company.

Mr. Michael J. Maples served as a director of Mission Critical until Mission Critical became a wholly owned subsidiary of NetIQ in May 2000. Effective with the merger in May 2000, NetIQ assumed all outstanding options granted pursuant to Mission Critical’s 1999 Director Option Plan and 1997 Stock Option Plan, and accordingly assumed an option granted to Michael J. Maples by Mission Critical to purchase up to 11,766 shares of common stock at an exercise price of $69.32 per share (adjusted for the share exchange) pursuant to the Mission Critical 1999 Director Option Plan. The option fully vested on December 15, 2001.

In October 2000, options were granted to each of Alan W. Kaufman, Michael J. Maples, and Ying-Hon Wong, to purchase up to 30,000 shares of common stock at an exercise price of $65.688 per share pursuant to the NetIQ 1995 Stock Plan, with a vesting schedule of 25% on the first anniversary of the vesting commencement date, 25% on the second anniversary of the vesting commencement date, and the remaining 50% on the third anniversary of the vesting commencement date, with the options becoming fully vested on October 2, 2003, subject to each director individually continuing to be a director on such date.

In December 2001, options were granted to each of Alan W. Kaufman, Michael J. Maples, Elijahu Shapira, and Ying-Hon Wong, to purchase up to 21,667 shares of common stock at an exercise price of $34.50 per share pursuant to the NetIQ 1995 Stock Plan, with a vesting schedule of 25% on the first anniversary of the vesting commencement date, 25% on the second anniversary of the vesting commencement date, and the remaining 50% on the third anniversary of the vesting commencement date, with the options becoming fully vested on December 17, 2004, subject to each director individually continuing to be a director on such date.

In April 2002, an option was granted to Michael E. Lehman to purchase up to 30,000 shares of common stock at an exercise price of $21.97 per share pursuant to the NetIQ 1995 Stock Plan, with a vesting schedule of 25% on the first anniversary of the vesting commencement date, 25% on the second anniversary of the vesting commencement date, and the remaining 50% on the third anniversary of the vesting commencement date, with the options becoming fully vested on April 26, 2005, subject to Mr. Lehman continuing to be a director on such date.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers, and other employees of the Company and administers various incentive compensation and benefit plans. The Compensation Committee presently consists of directors Alan W. Kaufman, Michael J. Maples, and Ying-Hon Wong. The Company’s Chief Executive Officer participates in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants of the Company, except that he is excluded from discussions regarding his own salary and incentive compensation. No interlocking relationship exists between executive officers or the members of the Company’s Board of Directors or Compensation Committee and the executive officers or members of the board of directors or compensation committee of any other company.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT AUDITORS

The Board of Directors has selected Deloitte & Touche LLP (“Deloitte & Touche”), independent certified public accountants, to audit the financial statements of the Company for the current fiscal year ending June 30, 2003. The Company expects that a representative of Deloitte & Touche will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer any appropriate questions.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the shares of the Company’s common stock present or represented and voting at the Annual Meeting will be required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of September 27, 2002, regarding beneficial ownership of the Company’s common stock by (i) each person or entity who is known to the Company to own beneficially 5% or more of the Company’s outstanding common stock; (ii) each member of the Company’s Board of Directors; (iii) each of the Named Executive Officers; and (iv) all current directors and executive officers of the Company as a group.

Under the rules of the Securities and Exchange Commission (the “SEC”), a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Shares as to which voting power or investment power may be acquired within 60 days are also considered to be beneficially owned under SEC rules.

Name and Address:	Number of Shares Beneficially Owned	Percent Owned (1)
5% Stockholders:
Putnam Investment Management, Inc.	4,958,127	9.8%
One Post Office Square
Boston, MA 02109-2137
J&W Seligman & Co., Inc.	3,818,355	7.5%
100 Park Avenue, 7th Floor
New York, NY 10017
Franklin Resources, Inc.	2,602,521	5.1%
One Franklin Parkway
San Mateo, CA 94403-1906
Fidelity Management and Research Company	2,554,016	5.0%
82 Devonshire Street
Boston, MA 02109-3614

Named Executive Officers and Directors:
Ching-Fa Hwang (2)	1,396,617	2.7%
Ying-Hon Wong (3)	1,029,665	2.0%
Charles M. Boesenberg (4)	312,498	*
Glenn S. Winokur (5)	240,681	*
Richard J. Pleczko (6)	137,239	*
Flint J. Brenton (7)	101,606	*
Elijahu Shapira (8)	88,473	*
Alan W. Kaufman (9)	68,333	*
Michael J. Maples (10)	48,165	*
Mark Marron (11)	38,026	*
Michael E. Lehman	5,000	*
David J. Barram	0	*
All Directors and Executive Officers as a group (17 persons) (12)	4,087,862	7.8%

*	Represents less than one percent of the outstanding shares of common stock.
(1)
The percent owned is calculated based on a total of 50,727,343 shares of common stock outstanding as of September 27, 2002, together with options that are exercisable within 60 days of September 27, 2002, for each stockholder.

(2)
Includes 11,666 shares held by Mr. Hwang’s son; 110,220 shares held by Mr. Hwang and his wife in joint tenancy; and 430,000 shares purchasable within 60 days of September 27, 2002 pursuant to outstanding options.

(3)
Includes shares held by Wongfratris Investment Company of which Mr. Wong is a general partner. Mr. Wong disclaims beneficial ownership of the shares held except to the extent of his pecuniary interest as a general partner. Also includes 23,333 shares purchasable by Mr. Wong within 60 days of September 27, 2002 pursuant to outstanding options.

(4)	Includes 312,498 shares purchasable within 60 days of September 27, 2002 pursuant to outstanding options.
(5)	Includes 131,305 shares held in trust for Mr. Winokur and 109,376 shares purchasable within 60 days of September 27, 2002 pursuant to outstanding options.
(6)	Includes 137,239 shares purchasable within 60 days of September 27, 2002 pursuant to outstanding options.
(7)	Includes 99,999 shares purchasable within 60 days of September 27, 2002 pursuant to outstanding options.
(8)	Includes 8,333 shares purchasable within 60 days of September 27, 2002 pursuant to outstanding options.
(9)	Includes 68,333 shares purchasable within 60 days of September 27, 2002 pursuant to outstanding options.
(10)	Includes 35,099 shares purchasable within 60 days of September 27, 2002 pursuant to outstanding options.
(11)	Includes 37,500 shares purchasable within 60 days of September 27, 2002 pursuant to outstanding options.
(12)	Includes 1,645,576 shares purchasable within 60 days of September 27, 2002 pursuant to outstanding options.

Changes of Control

The Company has entered into Change of Control Severance Agreements with certain of its executive officers. See the information under “Employment Contracts, Termination of Employment, and Change of Control Arrangements” included elsewhere in this Proxy Statement.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth in summary form information concerning the compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during the fiscal years ended June 30, 2002, 2001, and 2000 respectively by (i) the Company’s current and former Chief Executive Officers in fiscal 2002 and (ii) the Company’s next four most highly compensated executive officers whose salary and bonus for fiscal 2002 exceeded $100,000. The officers listed in the table below are referred to herein as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)		Long-Term Compensation Stock Option Award (#)	All Other Compensation ($) (1)
Charles M. Boesenberg (2)	2002	217,014	(2)	388,333	(2)	—		1,500,000	149
President and	2001	—		—		—		—	—
Chief Executive Officer	2000	—		—		—		—	—

Ching-Fa Hwang (3)	2002	175,008	(3)	76,066		—		—	357
Director	2001	175,008		76,703		—		350,000	392
	2000	150,000		67,680		(4)		—	117

Glenn S. Winokur	2002	291,668		137,438		7,807	(5)	100,000	357
Chief Operating Officer	2001	200,016		107,280		33,446	(5)	50,000	392
	2000	150,000		124,880		31,871	(5)	100,000	117

Mark P. Marron	2002	212,674	(6)	—		165,028	(5)	150,000	298
Senior Vice President,	2001	—		—		—		—	—
Worldwide Sales	2000	—		—		—		—	—

Flint J. Brenton
Senior Vice President & GM,	2002	225,000		81,513		—		40,000	357
Security Management &	2001	156,068	(7)	29,750		—		220,000	392
Administration	2000	—		—		—		—	—

Richard J. Pleczko	2002	227,500		76,206		—		—	357
Senior Vice President,	2001	210,633		114,900		—		40,000	392
Marketing	2000	24,198	(8)	125,000		—		—	12

(1)	Represents amount of premium for life insurance.
(2)
Executive joined the Company in January 2002 as President and Chief Executive Officer, and amounts represent salary for fiscal 2002, $180,000 paid as signing bonus subject to repayment if he voluntarily terminates employment prior to one year of employment, and $208,333 earned of first-year guaranteed bonus of $500,000 to be paid in January 2003.

(3)	Executive resigned position as President and CEO in January 2002 and amount represents salary for fiscal 2002.
(4)	Other Annual Compensation not reflected as it equates to less than 10% of the executive’s total annual salary and bonus.
(5)	Represents amount of commissions earned.
(6)	Executive joined the Company in August 2001 and amount represents salary for fiscal 2002.
(7)	Executive joined the Company in September 2000 and amount represents salary for fiscal 2001.
(8)	Executive joined the Company in May 2000 and amount represents salary for fiscal 2000.

Option Grants in Last Fiscal Year

The following table sets forth certain information relating to stock options awarded to each of the Named Executive Officers during the fiscal year ended June 30, 2002, including the potential realizable value over the ten-year term of the options based on assumed rates of stock appreciation of 5% and 10%, compounded annually and subtracting from that result the total option exercise price. The assumed rates of appreciation comply with the rules of the SEC and do not represent our estimate of future stock prices. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

In fiscal 2002, options were granted to acquire up to an aggregate of 6,915,633 shares to employees and directors, all at an exercise price equal to not less than the fair market value of the common stock on the date of grant. Unless otherwise noted, options generally vest over four years with 25% of the shares subject to option vesting on the first anniversary of the grant date, and the remaining shares vesting ratably each quarter thereafter.

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted To Employees In Fiscal 2002	Exercise Price ($/Share)	Expiration Date	5%	10%
Charles M. Boesenberg	999,999	(1)	14.5%	$28.730	01/25/12	$18,068,125	$45,788,175
Charles M. Boesenberg	500,001	(1)	7.3%	$29.010	01/25/12	$9,122,135	$23,117,281
Ching-Fa Hwang	—		—	—	—	—	—
Glenn S. Winokur	100,000	(2)	1.5%	$29.740	09/06/11	$1,870,333	$4,739,790
Mark P. Marron	150,000		2.2%	$29.740	09/06/11	$2,805,499	$7,109,685
Flint J. Brenton	40,000	(2)	0.6%	$25.100	02/06/12	$631,410	$1,600,117
Richard J. Pleczko	—		—	—	—	—	—

(1)	Vesting is monthly over four years from date of grant.
(2)	Vesting is annually over three years with 25% vesting one year from date of grant, 25% vesting two years from date of grant, and 50% vesting three years from date of grant.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during fiscal 2002, and the number of shares of common stock subject to exercisable stock options held as of June 30, 2002, by the Named Executive Officers.

The “Value Realized” is based upon the sale price or the fair market value on date of exercise per share, minus the per share exercise price, multiplied by the number of shares underlying the option. The “Value of Unexercised In-The-Money Options at June 30, 2002” is based upon the market value of the Company’s common stock on the last business day of the fiscal year, minus the per share exercise price, multiplied by the number of shares underlying the option. The closing market value at June 29, 2002, was $22.40 per share.

	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at June 30, 2002		Value of Unexercised In-The-Money Options at June 30, 2002
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Charles M. Boesenberg	—	$—	187,498	1,312,502	$—	$—
Ching-Fa Hwang	—	$—	255,000	175,000	$1,672,000	$—
Glenn S. Winokur	7,293	$246,524	80,209	195,834	$231,685	$92,924
Mark P. Marron	—	$—	—	150,000	$—	$—
Flint Brenton	—	$—	88,749	171,251	$—	$—
Richard J. Pleczko	43,907	$1,263,869	102,604	113,724	$563,636	$513,733

Employment Contracts, Termination of Employment, and Change of Control Arrangements

The Company’s 1995 Stock Plan provides that in the event of a merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period. If, within twelve months after a change of control, an optionee’s employment with the successor corporation is terminated other than for cause or if a director’s service with the successor corporation is terminated other than for voluntary resignation, which will not be considered voluntary if requested by the acquiring company, the optionee will fully vest in the right to exercise all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable.

The Company has entered into change of control severance agreements with each of its Named Executive Officers and with James A. Barth, Betsy E. Bayha, Thomas R. Kemp, Daniel J. Meub, and Richard S. Schell. The agreements provide that in the event of the executive’s involuntary termination without cause within twelve (12) months after a change of control, the executive is entitled to six months of severance pay, six months of continued coverage under group health, life and other insurance arrangements, and full acceleration of all outstanding options granted to the executive.

On January 25, 2002, Ching-Fa Hwang and the Company entered into an agreement pursuant to which he remained an employee of the Company to support the transition of the new chief executive officer until July 31, 2002, following his resignation on January 25, 2002 as President and Chief Executive Officer. The agreement provided that unvested options would become immediately vested and exercisable on July 31, 2002, and extended the exercise period for such options. Mr. Hwang will continue to serve as a member of the Board of Directors of the Company.

On January 25, 2002, upon becoming President and Chief Executive Officer, Charles M. Boesenberg entered into an employment agreement with the Company. The agreement provides for an initial annual base salary of $500,000, a signing bonus of $180,000 subject to repayment if he voluntarily terminates employment prior to February 1, 2003, and a guaranteed bonus payable on his first anniversary of employment of $500,000. If his employment is terminated prior to January 25, 2003, he will receive a pro-rated portion of this bonus. He will be eligible for a performance bonus in subsequent years. If he is terminated by the Company without cause or if he quits for good reason, he will receive 90 days’ severance pay and benefits.

Effective as of February 5, 2002, Thomas P. Bernhardt entered into an agreement that provided for him to serve as a consultant until August 31, 2002, following his resignation as a Director and Senior Vice President and Chief Technical Officer, including certain benefits and continued vesting of his options during the term of the agreement.

AUDIT COMMITTEE REPORT

In accordance with its written charter, the Audit Committee (the “Committee”) oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of financial controls. In fulfilling its oversight responsibilities during fiscal 2002, the Committee:

•
discussed the quarterly and year to date financial information contained in each quarterly earnings announcement with senior members of the Company’s financial management and Deloitte & Touche LLP (“Deloitte and Touche”), independent accountants, prior to public release. The Committee also reviewed the audited financial statements of the Company as of and for the year ended June 30, 2002 with senior members of the Company’s financial management and Deloitte and Touche. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements;

•	reviewed with the Company’s financial management and Deloitte and Touche their judgment as to the quality, not just the acceptability, of the Company’s accounting principles;

•	discussed with Deloitte & Touche the overall scope and plan for their audit;

•	reviewed the Company’s financial controls and financial reporting process;

•	reviewed significant financial reporting issues and practices, including changes in accounting principles and disclosure practice; and

•
met with Deloitte & Touche, without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In addition, the Committee has discussed with Deloitte & Touche their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No.1 (Independence Discussions with Audit Committee) and any matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, and considered whether the provision of other non-audit services provided by Deloitte & Touche to the Company during fiscal 2002 was compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above and representations by management that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2002 for filing with the Securities and Exchange Commission. The Committee also recommended to the Board of Directors, subject to stockholder approval, the selection of Deloitte & Touche as the Company’s independent auditors for the fiscal year ending June 30, 2003.

THE AUDIT COMMITTEE

David J. Barram
Alan W. Kaufman
Michael E. Lehman
Ying-Hon Wong

AUDIT AND RELATED FEES

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended June 30, 2002 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $417,000.

Financial Information Systems Design and Implementation Fees

The Company did not engage Deloitte & Touche to provide advice to the Company regarding information technology services relating to financial information systems design and implementation for the fiscal year ended June 30, 2002.

All Other Fees

The aggregate fees billed by Deloitte & Touche for services rendered to the Company, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees”, for the fiscal year ended June 30, 2002 were $1,466,000, including audit related services of approximately $4,000 and non-audit services of $76,000. All Other Fees include $1,386,000 of fees billed by Deloitte Consulting. Audit related services generally include fees for consent letters.

The audit committee has considered whether the provision of financial information systems design and implementation services and other services is compatible with maintaining the principal accountant’s independence.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (the “Committee”) reviews and recommends to the Board actions with respect to compensation of and benefits granted to officers and other key employees of the Company and administers the Company’s stock option plans and stock purchase plan. During fiscal 2002, the Committee was comprised of three non-employee directors.

General Compensation Policies

The Company structures executive compensation in a manner designed to provide competitive levels of compensation and to assist the Company in attracting and retaining qualified executives. The compensation paid to the Company’s executive officers consists primarily of base salary, cash bonuses under a management incentive bonus plan, and grants of equity incentives pursuant to the Company’s stock option plans.

Base-Salary Compensation

The Committee annually reviews base salaries of executive officers, including the executive officers named in the Summary Compensation Table. Industry compensation surveys are used to establish base salaries that are within the range of those persons holding comparably responsible positions at other similarly sized companies, both regionally and nationally. While salary surveys that directly correspond to the companies included in the “peer group” used to construct the Performance Graph included in this Proxy Statement are not available, there is substantial overlap between the companies included in the salary surveys used by the Company and the companies included in such peer group. The Committee believes that it is appropriate to consider such surveys in establishing the range of competitive salaries for its executive officers. The Company’s current compensation structure falls generally within the range of compensation structures adopted by the other companies in the salary surveys reviewed. In addition, other factors are considered in setting salaries, such as cost-of-living increases, management performance, as well as the individual’s past performance and potential with the Company. The consideration of additional factors and the weight given to any particular factor is within the discretion of the Committee. The Committee set the base salary of Ching-Fa Hwang, the Company’s President and Chief Executive Officer, until January 2002 at $175,008 for fiscal 2002. The Committee recommended and the Board of Directors approved the base salary for Charles M. Boesenberg, the Company’s President and Chief Executive Officer since January 2002 at $500,000.

Bonus Compensation

The Company’s management incentive bonus plan ties payment of benefits for executive officers, including the executive officers named in the Summary Compensation Table, principally to corporate revenue and profit goals established by the Board of Directors and a minimum level of revenue and profitability must be achieved before related amounts are paid pursuant to the plan. Payments under the plan are based upon the following factors: (a) annual base salary; (b) an employee’s targeted bonus percentage (a percentage of base salary that generally increases for higher positions within the Company, which places a greater percentage of compensation at risk for those with greater responsibility); (c) corporate performance factors based on a comparison of corporate results to revenue and profitability objectives established by the Board of Directors; and (d) individual goals established by the Chief Executive Officer. Mr. Hwang’s bonus of $76,066 for fiscal 2002 was determined in accordance with the plan’s criteria. Mr. Boesenberg was awarded a signing bonus of $180,000 upon becoming President and Chief Executive Officer subject to repayment if he voluntarily terminates employment prior to February 1, 2003; and he was guaranteed a bonus of $500,000 unless his employment has terminated prior to January 25, 2003 (in which event he will be entitled to receive a pro-rated portion for the period ending on the date of termination). In the future, Mr. Boesenberg’s bonus will be determined in accordance with the plan’s criteria as determined for any fiscal year by the Committee.

Equity-Based Compensation

The option incentive component of the total compensation package is intended to retain and motivate executives to improve long-term stock performance and to increase value for all stockholders. The Committee generally grants options under the Company’s plans with an exercise price equal to the market price at the date of grant and, as a result, the options will have value only if the Company’s stock price increases from the time of the award. Grants are made to executive officers based on salary, responsibility, and expected performance of the individual officer. Consistent with the Committee’s philosophy that the award of stock options should be used to incentivize key executive officers and to further align their interests with those of the stockholders, during fiscal 2002 the Committee examined the stock and option holdings of the Company’s executive officers and determined that the awards set forth in the Option Grants in Last Fiscal Year table were appropriate. In January 2002, Mr. Boesenberg was granted an option to purchase 999,999 shares of common stock under the Company’s 1995 Stock Plan at an exercise price of $28.73 per share, and 500,001 shares under the Amended and Restated 1998 Stock Incentive Compensation Plan at an exercise price of $29.01 per share, with vesting monthly as of the last day of each calendar month over four years.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of the other four most highly-compensated executive officers. The Company may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1.0 million or meets certain specified conditions (including stockholder approval). Based on the Company’s current compensation plans and policies and proposed regulations interpreting this provision of the Code, the Company and the Committee believe that, for the near future, there is little risk that the Company will lose any significant tax deduction for executive compensation.

Summary

The Compensation Committee believes that the Company’s general compensation policies have been successful in attracting and retaining qualified employees and in linking compensation directly to corporate performance relative to the Company’s goals. The Company’s compensation policies will evolve over time as the Company moves to attain the near-term goals it has set for itself while maintaining its focus on building long-term stockholder value.

THE COMPENSATION COMMITTEE

Alan W. Kaufman
Michael J. Maples
Ying-Hon Wong

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors, and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of copies of reports of beneficial ownership provided to the Company by officers and directors and 10% stockholders of the Company, the Company is not aware of any person who did not timely file reports required by Section 16(a) during fiscal 2002, except that there was an inadvertent late filing on behalf of James A. Barth with respect to one transaction that was a cash exercise of an employee stock option.

CERTAIN TRANSACTIONS

Consulting Arrangement.    Ying-Hon Wong, one of our directors and a general partner of Wongfratris Investment Company, earned $60,000 in consulting fees in each of fiscal 2002, 2001, and 2000, pursuant to a consulting arrangement. The consulting agreement was terminated at the end of fiscal 2002. Since co-founding NetIQ, Mr. Wong has provided general business consulting services on a variety of issues including financial management, marketing and sales strategies, recruiting and employee development, fund raising, investor relationship management and legal matters.

COMPANY PERFORMANCE

The Company’s common stock began trading on the Nasdaq National Market on July 30, 1999. The following graph compares the cumulative total return for the Company, The NASDAQ Stock Market (U.S.A.) Index, and The NASDAQ Computer and Data Processing Index for the 35-month period that began July 30, 1999 and ended June 30, 2002.

The stock price performance on the following graph is not necessarily indicative of future stock price performance.

Comparison of 35-Month Cumulative Total Return
Among NetIQ Corporation
The NASDAQ Stock Market (U.S.A.) Index,
and The NASDAQ Computer & Data Processing Index

ASSUMES $100 INVESTED ON JULY 30, 1999
FISCAL YEAR ENDED JUNE 30, 2002

	Cumulative Total Return
	7/30/99	6/30/00	6/30/01	6/30/02
NetIQ Corporation	$100.00	$355.97	$186.81	$135.10
NASDAQ Stock Market (U.S.A.) Index	100.00	150.59	81.63	55.62
NASDAQ Computer & Data Processing Index	100.00	150.15	81.46	50.47

OTHER MATTERS

The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

VOTING VIA THE INTERNET OR BY TELEPHONE

For shares of common stock that are registered in the name of the stockholder or that the stockholder beneficially owns and holds in “street name” through a broker or bank, the stockholder may vote by completing and returning the voting form provided by their broker or bank or via the internet or by telephone through their broker or bank, if such a service is provided. To vote via the internet or telephone, the stockholder should follow the instructions on the voting form provided by their broker or bank. Votes submitted electronically via the internet or by telephone must be received by 12:00 noon Pacific Standard Time on November 14, 2002.

The internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the internet should understand that there might be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that must be borne by the stockholder.

For the Board of Directors

NETIQ CORPORATION

Betsy E. Bayha

Secretary

Dated: October 10, 2002

DETACH HERE

PROXY

NetIQ Corporation

PROXY FOR 2002 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of NetIQ Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 10, 2002, and hereby appoints Charles M. Boesenberg and James A. Barth and each of them proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2002 Annual Meeting of Stockholders of NetIQ Corporation to be held on Thursday, November 14, 2002 at 1:00 p.m., local time at 3553 North First Street, San Jose, California, and any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

NETIQ CORPORATION

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

Vote by Telephone	Vote by Internet

It’s fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-877-PRX-VOTE (1-877-779-8683)	It’s fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:

1.  Read the accompanying Proxy
     Statement and Proxy Card.

2.  Call the toll-free number
     l-877-PRX-VOTE (1-877-779-8683).

3.  Enter your Voter Control Number located on
     your Proxy Card above your name.

4.  Follow the recorded instructions.

Follow these four easy steps:

1.  Read the accompanying Proxy
     Statement and Proxy Card.

2.  Go to the Website
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3.  Enter your Voter Control Number located on
     your Proxy Card above your name.

4.  Follow the instructions provided.

Your vote is important! Call 1-877-PRX-VOTE anytime!	Your vote is important! Go to http://www.eproxyvote.com/ntiq anytime!
Do not return your Proxy Card if you are voting by Telephone or Internet

DETACH HERE

☒	Please mark
votes as in
this example

1.  Election of Class I Directors each for a three-year term.
     Nominees: (01) Charles M. Boesenberg, (02) Alan W. Kaufman, (03) Elijahu Shapira
     Election of Class II Director for remainder of term
     Nominee: (04) David J. Barram
     Election of Class III Director for remainder of term.
     Nominee: (05) Michael E. Lehman

                        FOR                                                       WITHHELD
                        ALL                                                       FROM ALL
                    NOMINEES                                             NOMINEES
                          ☐                                                         ☐

            ☐
For all nominees except as noted above

2.  To approve the appointment of Deloitte & Touche LLP as the Company’s independent certified public accountants.

FOR            AGAINST            ABSTAIN
  ☐            ☐                ☐

This proxy will be voted as directed or, if no direction is indicated, will be voted for each of the proposals listed below, and as said proxies deem advisable on such other matters as may come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

Please sign your name exactly as it appears on the proxy card. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

Signature ____________________________ Date: ________________	Signature ____________________________ Date: ________________